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Exhibit 5.1

[LETTERHEAD OF SPOLIN SILVERMAN COHEN & BARTLETT LLP]

August 12, 2003

DD120.197

DeCrane Aircraft Holdings, Inc.
2361 Rosecrans Avenue, Suite 180
El Segundo, California 90245

  Re:
  DECRANE AIRCRAFT HOLDINGS, INC.
  12% Senior B Senior Subordinated Notes Due 2008

Ladies and Gentlemen:

        We have acted as counsel to DeCrane Aircraft Holdings, Inc., a Delaware corporation (the "Company"), and its subsidiaries in connection with the Company's filing of a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, for the registration of the 12% Series B Senior Subordinated Notes Due 2008 (the "Series B Notes") issued pursuant to the indenture dated as of October 5, 1998, between the Company and U.S. Bank National Association, as Trustee (the "Indenture"), and in connection with the execution and delivery by certain of the Company's subsidiaries (the "Guarantors") of a Supplemental Indenture (the "Supplemental Indenture") between the Guarantors and U.S. Bank National Association dated as of June 18, 2003.

        We have examined (a) the original or certified, conformed or photostatic copies of the (i) Certificate or Articles of Incorporation, each as amended to date, of the Company and the Guarantors, (ii) certificates of qualification to do business and certificates of good standing, regarding such qualifications, from the states and other jurisdictions in which the Company and such Guarantors are qualified to do business (and we have in delivering the opinions set forth in paragraph 1 below relied exclusively on such certificates), (iii) Bylaws of the Company and each Guarantor, as amended to date, and (iv) records of all corporate actions of the Company and the Guarantors relating to the Notes; and (b) such other documents, records and legal matters as we have deemed necessary or relevant for purposes of issuing the opinions hereinafter expressed.

        In all such examinations, we have assumed the genuineness of all signatures, the authenticity of documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, conformed or photostatic copies.

        Based on the foregoing, we are of the opinion that:

        1.     The execution, delivery and performance by the Company of the Series B Notes and by the Guarantors of the Supplemental Indenture have been duly authorized by all necessary corporate action.

        2.     Assuming the due execution and delivery of the Series B Notes and Supplemental Indenture, we are of the opinion that the Series B Notes have been legally and validly issued, and the Series B Notes and the Supplemental Indenture are valid and binding obligations of the Company and the Guarantors, respectively, enforceable in accordance with their terms except (1) as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors' rights generally, (2) as such enforcement may be limited by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity, including, without limitation, concepts of materiality, judicial discretion, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, and (3) as such enforcement may be limited by the unenforceability of waivers of certain rights or defenses.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us under the caption "Legal Matters" in the prospectus contained in such Registration Statement.

Sincerely,
SPOLIN SILVERMAN COHEN & BARTLETT LLP

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  Exhibit 5.1